UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2010

VISA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33977	26-0267673
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 8999 San Francisco, California	94128-8999
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 932-2100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously mentioned, beginning in fiscal year 2011, Visa Inc. (the “Company”) changed its income statement presentation for non-Visa transaction pass-through revenues and expenses from a “gross” reporting basis to a “net” reporting basis. Previously, pass-through revenues were booked to data processing and related expenses were booked to the network, EDP and communications line item on the Company’s consolidated statement of operations. This change in presentation does not impact operating income or net income attributable to Visa Inc. as revenue and expense amounts completely offset.

The following table represents the amounts related to non-Visa transactions recorded in data processing revenues and network, EDP and communications expenses on a quarterly basis in fiscal year 2010:

	Quarter Ended (unaudited) (in millions)
	Dec. 31, 2009	Mar. 31, 2010	Jun. 30, 2010	Sept. 30, 2010	Fiscal 2010
Non-Visa transactions	$36	$31	$35	$38	$140

In addition, during fiscal year 2010, the Company began transitioning issuers to direct billing for the Visa Extras rewards platform, whereby an outside service provider bills the issuer directly for rewards and fulfillment services. Further, a large issuer converted away from the rewards platform in June 2010. As a result of these changes in contractual arrangements, $89 million of other revenues and advertising, marketing and promotion expenses recorded in the Company’s fiscal year 2010 consolidated statement of operations will not recur in fiscal year 2011. These changes do not impact operating income or net income attributable to Visa Inc. as revenue and expense amounts completely offset.

The following table represents the amounts related to Visa Extras activity recorded in other revenues and advertising, marketing and promotion expenses on a quarterly basis in fiscal year 2010:

	Quarter Ended (unaudited) (in millions)
	Dec. 31, 2009	Mar. 31, 2010	Jun. 30, 2010	Sept. 30, 2010	Fiscal 2010
Visa Extras	$31	$24	$27	$7	$89

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISA INC.
Date: November 15, 2010
	By:	/s/ Byron H. Pollitt
Byron H. Pollitt
Chief Financial Officer